Exhibit 10.2

AGREEMENT REGARDING STOCK SALE

This Agreement Regarding Stock Sale (this “Agreement”), is made and entered into as of December 17, 2018 (the “Effective Date”) by and between Repro-Med Systems, Inc. d/b/a RMS Medical Products, a New York corporation (the “Company”), and Andrew Sealfon, a New York resident (the “Seller”).

WHEREAS, the Seller is currently serving as a director of the Company and owns Eight Million One Hundred Twenty Seven Two Hundred Fifty (8,127,250) shares of the Company’s common stock, par value $0.01 per share (collectively, the “Shares”);

WHEREAS, Seller desires to sell up to all of his Shares in a private transaction to third-party purchasers pursuant to one or more purchase agreements in substantially the form attached as Exhibit A hereto (the “Purchase Agreement(s)”);

WHEREAS, on or prior to the Effective Date, each of Seller and the Company have entered into those certain Placement Agent Agreements with Craig-Hallum Capital Group LLC (the “Placement Agent”) with respect to the offering of the Shares to prospective purchasers;

WHEREAS, the Company and Seller desire to agree upon terms for the termination of Seller’s service as a director of the Company; and

WHEREAS, the Company and Seller seek to resolve all issues between them, reinforce certain continuing obligations, and amicably conclude their relationship on the terms and condition set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS AGREED by and among the parties hereto as follows:

1.         Certain Definitions.

(a)       “Expiration Date” means January 31, 2019.

(b)       “Purchase Price” means at least $1.20 per Share, inclusive of fees, expenses and commissions associated with the transaction for which Seller is contractually obligated.

(c)       “Purchasers” means such persons having executed and delivered to or at the direction of counsel to the Placement Agent a counterpart signature page to the Purchase Agreement and the aggregate Purchase Price with respect to the Shares associated therewith.

(d)       “Transaction Documents” means this Agreement and the Purchase Agreement(s), together with their exhibits and any other agreements contemplated thereby in connection with the transaction contemplated hereby.

2.         Sale of Shares.

(a)       Seller agrees to sell, assign, convey, transfer and deliver all of the Shares to the Purchasers (or such lesser amount as agreed by the Purchasers, but no less than 6,000,000 of the Shares) at one or more closings (each, a “Closing” and, together, the “Closings”) to take place on or before the Expiration Date at the offices of counsel to the Placement Agent or such other place as Seller, the Company and the Purchasers may agree. Any Shares that are not sold by Seller shall be subject to a lock-up agreement as agreed among Seller, Company and the Placement Agent commencing on the Effective Date and continuing through and including the later of (i) 30 days after the effective date of a resale registration statement by the Company and (ii) 90 days after the final Closing.

(b)       On or prior to the Effective Date, Seller shall deliver to counsel to the Placement Agent (i) certificates representing all of the Shares and/or a lost certificate affidavit in a form reasonably acceptable to the Company’s transfer agent in respect thereof, (ii) executed stock powers endorsed in a form reasonably acceptable to the Company’s transfer agent, with respect to all of the Shares, and (iii) fully executed counterpart signature pages to the Purchase Agreements.

(c)       On the Effective Date, the Company shall deliver to counsel to the Placement Agent fully executed counterpart signature pages to each of the Purchase Agreements.

(d)       If a Closing with respect to at least 6,000,000 of the Shares has not occurred on or prior to the Expiration Date, then this Agreement shall terminate and be of no further force and effect, except that Sections 9 (Confidentiality), 12(a) (Costs and Expenses) and 12(g) (Governing Law) shall survive such termination.

(e)       For the avoidance of doubt, each of the Company and Seller intends that, from and after the Effective Date, all conditions to Closing are and shall be beyond their control.

3.         Representations and Warranties of Seller. Seller represents and warrants to the Company (which representations and warranties shall survive the consummation of the transactions contemplated by this Agreement):

(a)       The Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms.

(b)       Seller owns, of record and beneficially, the Shares free and clear of any liens, pledges, security interest, mortgages or encumbrances or claims of any kind and upon delivery of the applicable Purchase Price by the Purchaser pursuant to the terms of the Purchase Agreement(s), the Purchasers will acquire good and marketable title to the applicable Shares.

(c)       There are no agreements, arrangements or understandings prohibiting the transfer of the Shares as contemplated under the Transaction Documents.

(d)       Seller has no actual knowledge of any third-party claims, existing or threatened in writing, against the Company, except those that have been publicly disclosed in the Company’s filings with the Securities and Exchange Commission.

4.         Representations and Warranties of the Company. The Company represents and warrants to Seller (which representations and warranties shall survive the consummation of the transactions contemplated by this Agreement):

(a)       The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

(b)       The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, have been duly and validly authorized and approved by all necessary corporate action on the part of the Company.

5.         Resignation from the Board. Seller shall have automatically, without further action by Seller or the Company, resigned from the Company’s Board of Directors effective immediately upon the first Closing. The parties agree such resignation is not intended to be “because of a disagreement with the registrant” as contemplated by Form 8-K promulgated under the Securities Exchange Act of 1934, as amended.

6.         Mutual General Release. In consideration of the mutual covenants and undertakings contained herein and for other good and valuable consideration, effective upon the first Closing:

(a)       Seller, on behalf of himself and each of his past, present or future affiliates, agents and counsel, and each of his and their respective legal representatives, successors and assigns (each a “Seller Releasor”), irrevocably releases, acquits, covenants not to sue and forever discharges, to the fullest extent permitted by law, the Company and its past, present or future officers, managers, directors, shareholders, partners, members, subsidiaries, affiliates, employees, agents and counsel, and each of their respective legal representatives, successors and assigns, of, from and against any liability, obligation, claim or cause of action of any kind or nature whatsoever, whether arising under any contract or otherwise at law or in equity, whether known or unknown, direct or indirect, liquidated, matured, contingent or otherwise, of any Seller Releasor, in each case, that arises from or relates to any facts, events, circumstances or conduct arising or occurring on or before the date of this Agreement, except any claims arising from or relating to any facts, events, circumstances or conduct arising or occurring after the date of this Agreement.

(b)       Company, on behalf of itself and each of its past, present or future officers, managers, directors, shareholders, partners, members, subsidiaries, affiliates, employees, agents and counsel, and each of their respective legal representatives, successors and assigns (each a “Company Releasor”), irrevocably releases, acquits, covenants not to sue and forever discharges, to the fullest extent permitted by law, Seller and his past, present or future affiliates, agents and counsel, and each of their respective legal representatives, successors and assigns (each, a “Seller Releasee”), of, from and against any liability, obligation, claim or cause of action of any kind or nature whatsoever, whether arising under any contract or otherwise at law or in equity, whether known or unknown, direct or indirect, liquidated, matured, contingent or otherwise, of any Company Releasor, in each case, that arises from or relates to any facts, events, circumstances or conduct arising or occurring on or before the date of this Agreement, except for (i) any claim against a Seller Releasee arising from or relating to Seller’s acts or omissions that constitute intentional fraud relating to or arising from litigation involving EMED; and (ii) any claims arising from or relating to any facts, events, circumstances or conduct arising or occurring after the date of this Agreement.

7.         Non-Disclosure and Non-Interference. Neither party to this Agreement shall conduct himself or itself in any manner that is or would reasonably be expected to be in each case to be materially (materiality applies to each word) detrimental, inimical or injurious to the interests, goodwill, business, assets or reputation of the other party. Neither party shall make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, publicly or privately, or take any action, directly or indirectly, which could reasonably be expected to disparage or lead to unwanted or unfavorable publicity to the other party or any of his or its affiliates or their respective officers, directors, employees, businesses or reputations. The restrictions of this Section 7 shall terminate six (6) months following the consummation of the first Closing. Notwithstanding the foregoing, nothing in this Agreement shall preclude a party from making truthful statements at any time.

8.         Non-Competition and Non-Solicitation. For purposes of this Section 8, “Restricted Period” means a period commencing on the date of the first Closing (defined below) and ending on the date which is six (6) months thereafter.

(a)       During the Restricted Period, Seller shall not, directly or indirectly, alone or with others, for himself or for another person or entity (except on behalf of the Company) intentionally and knowingly, (i) contribute his material knowledge, perform services or provide assistance, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity, for or on behalf of any of the following: EMED, Cane’s S.p.a., Baxter, Covidien, B. Braun, Becton Dickenson, Neeria Needles, Norfolk Needles, or (ii) sell or offer to sell any products or services to any person or entity that operates or is engaged in the Business (defined below) in any state or foreign country where the Company conducts business or has publicly announced its intention to conduct business as of the commencement of the Restricted Period (including, without limitation, any state where the Company offers or markets or contemplates offering or marketing its products or services). As used in this Section 8(a), “Business” means the manufacturing or commercialization of medical products to be used for home infusions. Notwithstanding anything to the contrary herein, the Seller shall have the right to form a research and development technology entity, attend and/or participate or collaborate in any scientific and technical meetings, and continue to research new solutions for various applications including but not limited to temperature modulation, nutrition, heart rate variability, artificial intelligence applications, and new technologies relating to the next generation of general infusion systems; provided, further, after such six month time period, the Seller is not subject to any restrictions of any nature.

(b)       During the Restricted Period, Seller shall not, directly or indirectly, alone or with others, for himself or for another person or entity (except on behalf of the Company): (i)

cause, induce, influence, encourage, solicit, attempt to solicit or recruit any person who is, at the commencement of the Restricted Period, an employee, a consultant, or an independent contractor of the Company to terminate, modify or reduce in any respect its relationship with the Company; or (ii) cause, induce, influence, encourage or solicit any actual or prospective client, customer, supplier, vendor, consultant, independent contractor, or other person or entity having an actual or prospective business relationship with the Company during the twenty-four (24) months prior to commencement of the Restricted Period to terminate, modify or reduce in any respect any such actual or prospective relationship. For purposes of this provision, a “prospective” person, entity or relationship, as the case may be, is one to whom or a relationship with respect to which the Company has had discussions or written communications regarding doing business during such twenty-four (24) month period. For the avoidance of doubt, nothing herein shall prohibit Seller from contracting, hiring or engaging an employee, consultant or independent contractor of the Company following his or her resignation or termination provided that such resignation or termination was not due to Seller’s breach of the obligation set forth in Section 8(b)(i) above.

9.         Confidentiality.

(a)       Each of the Company and Seller agrees that the existence, terms and conditions of this Agreement and the other Transaction Documents shall be confidential information and that, without the prior written consent of the other party, shall not be disclosed by such party to any third party (other than his or its advisors and agents), nor shall such party permit the disclosure to any third party of any such information, except as required by applicable law or a final, binding and non-appealable order of a court of competent jurisdiction (and only then if a reasonable time before making any such disclosure, the disclosing party shall consult with the other party regarding such disclosure and use his or its best efforts to obtain confidential treatment for such portions of the disclosure as may be requested by the other party).

(b)       Notwithstanding the foregoing, (i) the Company may disclose the existence, terms and conditions of this Agreement and the other Transaction Documents to prospective Purchasers provided such prospects agree to maintain its confidentiality on the same terms as the foregoing sentence, and (ii) each of the Company and Seller may disclose the existence, terms and conditions of this Agreement and the other Transaction Documents as, in the opinion of counsel, is required by applicable law or regulation.

10.       Further Assurances. The Company and Seller each agrees to do such things, perform such acts and make, execute, acknowledge and deliver such documents as may be reasonably necessary and customary to complete the transactions contemplated by this Agreement. In particular, without limitation, each of Seller and the Company shall (i) reasonably cooperate with and make themselves available to the Placement Agent to support its marketing efforts to prospective Purchasers, and (ii) do such things as may be reasonably necessary to effect the transfer of the Shares as contemplated herein.

11.       Cooperation in Litigation. Seller shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be requested by the Company in connection with any lawsuit or other proceeding involving EMED Technologies Corporation. Seller shall be entitled to reimbursement for reasonable and documented expenses and fees at a rate of $275 per hour for his time in connection therewith. Seller agrees that he will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves Company without advance notice (including the general nature of the testimony) to the Company.

12.       Miscellaneous.

(a)       Cost and Expenses. Each of the Company and Seller will pay their own respective costs and expenses (including attorneys’ fees, accountants’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement.

(b)       Entire Agreement. This Agreement, together with its exhibits, contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder, and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings relating to the subject matter hereof prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party or parties to be bound thereby.

(c)       Counterparts. This Agreement may be executed in one or more counterparts and with .pdf or other electronic signatures, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

(d)       Assignment. Successors and Assigns. The respective rights and obligations of the parties hereto shall not be assignable, without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

(e)       Severability. In the event any provision of this Agreement or portion thereof is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provisions had not been originally incorporated herein, as the case may be.

(f)       Headings. The captions of the various Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

(g)       Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of New York, without giving effect to the provisions, policies or principles of any state law relating to the choice or conflict of laws. All disputes, litigation, proceedings or other legal actions by any party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement shall be instituted in the courts of the State of New York or of the United States in the State of New York. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and of the United States sitting in the State of

New York in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement. Each party irrevocably waives any defense or objection it may now or hereafter have based on forum non conveniens and waives any objection to venue of any action instituted hereunder.

(h)       Rights Cumulative; Waiver. The rights and remedies of the parties hereto under this Agreement shall be cumulative and not exclusive of any rights or remedies which either party would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(i)        Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto will waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement Regarding Stock Sale as of the date first written above.

Seller:

/s/ Andrew I. Sealfon

Andrew I. Sealfon

The Company:

Repro-Med Systems, Inc. d/b/a RMS Medical Products

By: /s/ Daniel S. Goldberger

Name: Daniel S. Goldberger

Title:   Chairman of the Board and

            interim Chief Executive Officer

Exhibit A

Form of Purchase Agreement(s)